Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of the first day of August 2007, by and between Sequoia Media Group, LC, a Utah limited liability company (the “Company”), and Amerivon Holdings LLC, a Nevada limited liability company (the “Consultant”).

RECITALS

A.           The Company, a private company, is contemplating a merger or similar type of liquidity event with Secure Alliance Holdings Corp., a publicly traded company (“SAH”), or an affiliate thereof (the “Transaction”).

B.           The Consultant has certain skills, knowledge, and abilities relating to advising the Company on certain aspects relating to operating effectively as a public company.

C.           The Company desires to engage the Consultant and the Consultant desires to be engaged by the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Engagement.  The Company hereby engages the Consultant and the Consultant hereby accepts engagement by the Company upon the terms and conditions hereinafter set forth.

2. Term.  The Company engages the Consultant hereunder for a term (the “Term”) of twelve (12) months from August 1, 2007 through July 31, 2008, unless terminated earlier in accordance with the provisions of Section 6.  The parties may extend the Term by mutual written consent under terms and conditions mutually agreeable.

3. Duties.  The Consultant shall assist the Company in reviewing an  updated business plan for the Company as the control part post- Transaction by, among other things, advising the Company with respect to (i) the financial  planning of the Company incorporating the proposed Transaction, (ii) reviewing the Company processes including Board of Director compensation, Audit and Compensation Committee formation, (iii) interviewing  potential new Board of Director members, and (iv) for up to six months beyond closing of Transaction, continuing to assist the Company with the identification of market-makers, Sarbanes Oxley requirements planning, and public and investor relations programs.

4. Extent of Services.  During the Term, the Consultant shall provide the services of its personnel as reasonably necessary in order to render services to the Company.  There is no minimum or maximum limit on the number of hours that the Consultant is required to expend.

5. Compensation.  As consideration for providing consulting services, the Company shall pay the Consultant a total fee (the “Fee”) of Seven Hundred Seventy-Five Thousand Dollars ($775,000), subject to adjustment upon termination as set forth in Section 6.   As consideration for providing consulting services, the Company shall pay the Consultant a total fee (the “Fee”) of Seven Hundred Seventy-Five Thousand Dollars ($775,000).  The Company shall pay the Consultant Ten Thousand Dollars ($10,000) on the first day of each month commencing August 2007 through and including January 2007, and the Company shall pay the Consultant One Hundred Nineteen Thousand One Hundred Sixty-Seven Dollars ($119,167) on the first day of each month commencing February 2008 through and including July 2008.  Notwithstanding the foregoing, the Company shall pay the Consultant all unpaid amounts of the Fee on the closing of the Transaction.

6. Termination.

(a) On Notice.  Either party may terminate this Agreement upon thirty (30)-days prior written notice to the other party.  In the event of termination the fee shall be adjusted and only that portion of Fee that has become due through the first day of the calendar month during which the Agreement was terminated shall be due and payable.  The balance of the Fee for the months following the date of termination shall be waived except as provided in Section 6(b).  Upon of the closing of the Transaction, the Agreement is no longer subject to termination by the Company.

(b) Fee.  If the Company closes the Transaction within twelve (12)-months after the date of termination of this Agreement, then the Company shall pay the Consultant all unpaid amounts of the Fee on the closing of the Transaction.

(c) Survival.  The following sections of this Agreement shall survive any termination or expiration of this Agreement: Sections 6(b), 7, and 8.

7. Relationship of Parties.  The parties intend and agree that the relationship created between them by this Agreement shall be solely that of company and consultant, and that nothing contained in this Agreement shall be construed as creating a joint venture, partnership, tenancy-in-common, joint tenancy, or co-ownership relationship between the parties.

8. General Provisions.

(a) Amendment.  All amendments or modifications of this Agreement shall be in writing and shall be signed by each of the parties hereto.

(b) Waiver.  Any waiver of any right, power, or privilege hereunder must be in writing and signed by the party being charged with the waiver.  No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

(c) Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier or by certified mail, return receipt requested.  Notices delivered personally or sent by overnight courier shall be effective on the date received, while notices sent by certified mail, return receipt requested, shall be deemed to have been received and to be effective three (3) business days after deposit into the mails.  Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

If to the Company                                                                Mr. Chett B. Paulsen
Chief Executive Officer
Sequoia Media Group, LC
11781 Lone Peak Parkway
Suite 270
Draper, Utah  84020-6884

If to the Consultant:                                                             Mr. Tod M. Turley
Chief Executive Officer
Amerivon Holdings LLC
4520 East Thousand Oaks Boulevard
Suite 100
Westlake Village, California  91362-7209

(d) Assignment.  This Agreement and each of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any successor entity by liquidation, merger, consolidation, reorganization, sale of assets, or otherwise.

(e) Law Governing.  This Agreement has been negotiated, executed, and delivered and shall be performed in the State of Utah and shall be governed by and construed and enforced in accordance with the laws of the State of Utah, without regard for its conflict of laws rules.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Utah and any United States District Court situated in the State of Utah for the purposes of construing and enforcing this Agreement.

(f) Attorneys’ Fees.  Should a lawsuit be commenced to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees in addition to any other recovery to which such party may be entitled.

(g) Arbitration.  If any dispute arises concerning the interpretation, validity, or performance of this Agreement or any of its terms and provisions, including but not limited to the issue of whether or not a dispute is arbitrable, (i) if the amount claimed by a party is equal to or less than the jurisdictional limit of the Utah Small Claims Court, then the parties shall resolve such matter in the Utah Small Claims Court, or (ii) if the amount claimed by the party exceeds the jurisdictional limit of the Utah Small Claims Court, then the parties shall submit such dispute for binding determination before a retired judge selected from JAMS, Inc. or any similar organization mutually acceptable to the parties.  The parties shall mutually agree on one arbitrator from the list provided by the arbitrating organization; provided that if the parties cannot agree, then each party shall select one arbitrator from the list, and the two arbitrators so selected shall agree upon a third arbitrator chosen from the same list, which third arbitrator shall determine the dispute.  The arbitration shall take place in Salt Lake County, and shall be conducted in accordance with the then prevailing rules of the arbitrating organization, except as set forth in this Section 8(g).  The parties shall have all rights for depositions and discovery as provided by the Utah law.  The arbitrator shall apply Utah substantive law and the Utah Evidence Code to the proceeding.  The arbitrator shall have the power to grant all legal and equitable remedies including provisional remedies and award compensatory damages provided by law, but  the arbitrator may not order relief in excess of what a court could order.  The arbitrator shall not have authority to award punitive or exemplary damages.  The arbitrator shall prepare and provide the parties with a written award including factual findings and the legal reasoning upon which the award is based.  The arbitrator shall not have the power to commit errors of law or legal reasoning or to make findings of fact except upon sufficiency of the evidence.  Any award that contains errors of law or legal reasoning or makes findings of fact except upon the sufficiency of the evidence exceeds the power of the arbitrator, and may be corrected or vacated as provided by applicable law.  The arbitrator shall award costs and attorneys’ fees in accordance with the terms and conditions of this Agreement.  Any court having jurisdiction may enter judgment on the award rendered by the arbitrator, or correct or vacate such award as provided by applicable law.  The parties understand that by agreement to binding arbitration they are giving up the rights they may otherwise have to trial by a court or a jury and all rights of appeal, and to an award of punitive or exemplary damages.  Pending resolution of any arbitration proceeding, either party may apply to any court of competent jurisdiction for any provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction but excluding any dispute relating to discovery matters, and for enforcement of any such order.  The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the within agreement to submit a dispute to binding arbitration.

(h) Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile transmission, all of which together shall constitute a single instrument.

(i) Severability of Provisions.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

(j) Construction.  The headings in the sections and paragraphs of this Agreement are for convenience only and shall not constitute a part hereof.  Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely.  All references to numbered sections contained herein refer to the sections of this Agreement unless otherwise expressly stated.  The terms and all parts of this Agreement shall in all cases be interpreted simply and according to their plain meaning and neither for nor against any party hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Sequoia Media Group, LC		Amerivon Holdings LLC

By:	/s/	By:	/s/
	Chett B. Paulsen		Tod M. Turley
	Chief Executive Officer		Chief Executive Officer

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